Exhibit 99.1

1st Quarter 2012 Earnings Release

Aimco
• APARTMENT HOMES •

Page

1	Earnings Release

8	Consolidated Statements of Operations

10	Consolidated Balance Sheets

11	Schedule 1a – Funds from Operations (1Q 2012 v. 1Q 2011)

13	Schedule 2 – Portfolio Summary

14	Schedule 3 – Net Asset Value Supplemental Information

16	Schedule 4 – Non-Recourse Property Debt Information

18	Schedule 5 – Share Data

19	Schedule 6a – Conventional Same Store Operating Results (1Q 2012 v. 1Q 2011)

20	Schedule 6b – Conventional Same Store Operating Results (1Q 2012 v. 4Q 2011)

21	Schedule 6c – Conventional Same Store Operating Expense Detail

22	Schedule 7a – Total Conventional Portfolio Data by Market (1Q 2012 v. 1Q 2011)

23	Schedule 7b – Total Conventional Portfolio Data by Market (4Q 2011)

24	Schedule 8 – Property Disposition and Acquisition Activity

25	Schedule 9 – Capital Additions

26	Schedule 10 – Summary of Redevelopment Activity

27	Glossary and Reconciliations

Aimco Reports First Quarter 2012 Results

Denver, Colorado, May 3, 2012 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today its first quarter 2012 results.

Chairman and Chief Executive Officer Terry Considine comments: “Business is good! We are on track to meet or beat our guidance for 2012 with FFO expected to be up 9% and AFFO up 22% as compared to 2011. More importantly, we are making steady progress on four long-term goals: upgrading our portfolio; increasing our redevelopment activities; reducing leverage; and simplifying our business.”

Chief Financial Officer Ernie Freedman adds: “First quarter Pro forma FFO of $0.40 per share exceeded the midpoint of our guidance range by $0.05 per share, primarily as a result of better than expected operating results and offsite cost savings, in part due to outperformance and in part due to timing. We are increasing our full year 2012 FFO guidance from a range of $1.72 to $1.82 per share to a range of $1.76 to $1.84 per share and full year 2012 AFFO guidance from a range of $1.17 to $1.29 per share to a range of $1.21 to $1.31 per share.”

Financial Results

	FIRST QUARTER
	2012	2011
Net loss per share	($0.09)	($0.27)
Funds from Operations (FFO)	$0.40	$0.39
Pro forma Funds from Operations (Pro forma FFO)	$0.40	$0.39
Adjusted Funds from Operations (AFFO)	$0.29	$0.29

Net loss – Net loss attributable to Aimco common stockholders for the quarter was $10.6 million, compared to net loss of $31.8 million for first quarter 2011. First quarter 2012 net loss decreased as compared to first quarter 2011 primarily due to: an increase in proportionate net operating income of properties included in continuing operations, reflecting improved operations and partnership tenders and mergers; and an increase in income from discontinued operations, net of noncontrolling interest allocations, primarily due to an increase in gains on dispositions of consolidated real estate.

Funds from Operations – FFO, Pro forma FFO and AFFO are non-GAAP financial measures and are defined in the glossary in Aimco’s Supplemental Information (the Glossary). FFO is computed in accordance with the framework prescribed by the National Association of Real Estate Investment Trusts (NAREIT). In October 2011, NAREIT revised its definition of FFO to exclude operating real estate impairments effective fourth quarter 2011. All prior period FFO results included in this press release have been restated accordingly.

First quarter 2012 FFO was $48.4 million, or $0.40 per share, compared to $45.8 million, or $0.39 per share, in first quarter 2011. Aimco also reports Pro forma FFO, which represents FFO as prescribed by NAREIT but excludes preferred equity redemption related amounts. During first quarter 2012 and first quarter 2011, Pro forma FFO was equal to FFO as Aimco did not redeem any preferred equity during either period. First quarter Pro forma FFO of $0.40 per share exceeded the midpoint of Aimco’s guidance by $0.05 per share, of which $0.03 per share was the result of timing of property operating expenses and offsite costs.

AFFO, which represents Pro forma FFO after the deduction of Capital Replacements, was $35.2 million, or $0.29 per share, compared to $34.3 million, also $0.29 per share, in first quarter 2011.

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Property Operations

Aimco’s property operations consist primarily of Conventional real estate operations. Conventional real estate operations relate to Aimco’s diversified portfolio of market rate apartment communities and include Same Store Properties, Redevelopment Properties, Acquisition Properties and Other Properties.

Aimco also operates a portfolio of Affordable Properties. Aimco’s Affordable real estate operations consist of properties with rents that are generally paid, in whole or in part, by a government agency. Over time, Aimco expects to dispose of these properties and reinvest capital in its Conventional portfolio.

Property operating results discussed below, including property net operating income (NOI), relate to properties that Aimco owns and manages, and that are classified within continuing operations. To ensure comparability between periods, results are based on Aimco’s ownership interest as of March 31, 2012. See the Glossary for property definitions and reconciliation of non-GAAP measures.

Total Same-Store NOI Up 6.2% Year-Over-Year

	FIRST QUARTER Year-over-Year
	% NOI	Revenue	Expenses	NOI
Conventional Same Store	83%	4.2%	-0.4%	6.8%
Affordable Same Store	12%	2.9%	4.6%	1.8%
Total Same Store	95%	4.0%	0.4%	6.2%

Other Conventional	5%	-1.1%	4.4%	-6.5%
Total Portfolio	100%	3.6%	0.7%	5.5%

Conventional Same Store Results – In first quarter 2012, the Conventional Same Store portfolio included 157 communities with 55,747 units.

	FIRST QUARTER Year-over-year			FIRST QUARTER Sequential
	2012	2011	Variance	4th Qtr 2011	Variance
Average Rent Per Unit	$ 1,132	$ 1,086	4.2%	$ 1,130	0.2%
Other Rental Income Per Unit	118	109	8.3%	114	3.5%
Average Revenue Per Unit	$ 1,250	$ 1,195	4.6%	$ 1,244	0.5%

Average Daily Occupancy	96.0%	96.4%	-0.4%	95.3%	0.7%

$ in Millions
Revenue	$ 193.3	$185.6	4.2%	$ 191.1	1.2%
Expenses	(68.7)	(69.0)	-0.4%	(66.3)	3.6%
NOI	$ 124.6	$116.6	6.8%	$ 124.8	-0.1%

2

Rental Rates Rising

Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or a renewal of an existing lease. Rental rates by month for first quarter 2012 and for the prior four quarters are as follows:

2012	Jan	Feb	Mar	1st Qtr
New lease	0.3%	1.4%	4.2%	2.0%
Renewal	4.6%	5.5%	5.3%	5.1%
Weighted average	2.4%	3.4%	4.7%	3.4%

2011	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr
New lease	1.9%	5.1%	6.1%	0.7%
Renewal	3.0%	3.6%	5.6%	5.2%
Weighted average	2.5%	4.3%	5.8%	3.0%

Refer to Supplemental Schedules 6a through 6c for additional details on Conventional Same Store operating results, including a new schedule detailing year-over-year and sequential operating expense results.

Affordable Same Store Results – In first quarter 2012, the Affordable Same Store portfolio included 116 communities with 15,094 units, in which Aimco had a weighted average ownership of 73%. For first quarter 2012, average month-end occupancy for the Affordable portfolio was 98.0%, an increase of 0.1% from first quarter 2011, while average revenue per unit increased 2.8% from $922 to $948 per unit.

Portfolio

Aimco’s portfolio strategy focuses on B/B+ quality conventional apartment communities located in the largest U.S. markets as measured by total apartment value. Aimco believes these markets to be deep, relatively liquid and possessing desirable long-term growth characteristics. These markets are primarily coastal markets, and also include several Sun Belt cities and Chicago, Illinois. In executing Aimco’s portfolio strategy, the company expects to reduce its investment in non-target markets through dispositions and to increase its investment in target markets through redevelopment and acquisitions. During first quarter 2012, net operating income generated by Conventional Properties located in Aimco’s target markets accounted for 85% of total Conventional Property net operating income.

Aimco measures Conventional Property asset quality based on average rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: A-quality assets are those with rents greater than 125% of local market average; B-quality assets are those with rents 90% to 125% of local market average; and C-quality assets are those with rents less than 90% of local market average. For fourth quarter 2011, the most recent period for which REIS information is available, Aimco’s Conventional Property rents averaged approximately 102% of local market average rents, up from 101% in third quarter 2011.

Conventional Property Revenue per Unit Up 7.9% to $1,263

For first quarter 2012, Conventional portfolio average revenue per unit was $1,263, a 7.9% increase compared to first quarter 2011, as a result of year-over-year revenue growth of 3.8% and the sale of Conventional Properties during 2011 and 2012 with average revenues per unit substantially lower than those of the retained portfolio.

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Aimco expects fourth quarter 2012 Conventional portfolio revenue per unit to average approximately $1,370, an increase of 9% compared to fourth quarter 2011, with approximately half of the increase generated by market rent growth and half the result of sales of lower-rent properties. Looking forward, Aimco expects its year-end portfolio average revenue per unit to increase at a rate that is approximately 5% greater than annual market rent growth as a result of the sale of the lowest-rated 5% to 10% of its portfolio each year.

Acquisitions – During the first quarter, Aimco acquired for a total cost of $38.5 million noncontrolling limited partnership interests in seven consolidated real estate partnerships that own 13 properties with average revenues per unit of $975. The gross estimated fair value of the real estate corresponding to the interests Aimco acquired totaled $123.6 million and was encumbered by non-recourse property debt.

During the quarter, Aimco also acquired a 488-unit property located in Phoenix, Arizona for $68.8 million. As part of the transaction, Aimco assumed $29.1 million of non-recourse, fixed rate, amortizing property debt that matures in 2019. Revenues per unit average $1,110, and the property’s average rents are approximately 147% of the local market average.

Dispositions – In first quarter 2012, Aimco sold three Conventional Properties and six Affordable Properties with 908 and 577 units, respectively, for $89.7 million in gross proceeds. Average revenue per unit for the Conventional Properties sold during the quarter was $753, compared to the retained portfolio average of $1,263 per unit. Aimco’s share of net sales proceeds after distributions to limited partners, repayment of existing property debt and transaction costs was $35.1 million.

During 2012, Aimco expects to continue to upgrade its portfolio by selling more than 25 Conventional Properties and at least 60 Affordable Properties for $550 to $650 million. Aimco is also considering acceleration of portfolio upgrades by selling in 2012 properties otherwise expected to be sold in 2013 and 2014. If successful, Aimco intends to use the proceeds to redeem high-cost preferred stock and in doing so also accelerate progress to leverage targets. Aimco expects to sell almost all of its Affordable Properties over the next four to five years.

See Supplemental Schedules 7a and 7b for additional details regarding Aimco’s Conventional portfolio quality and capital allocation, and Supplemental Schedule 8 for information related to acquisition and disposition activity.

Redevelopment – During the first quarter, Aimco continued its $94.1 million redevelopment of Pacific Bay Vistas, a vacant 308-unit property located in San Bruno, California. First occupancy of the redeveloped units is expected to occur during third quarter 2012. During the quarter, Aimco also began a redevelopment project at The Palazzo at Park La Brea, a 521-unit property located in West Los Angeles. Aimco and its joint venture partner will invest $15.3 million in the property (Aimco share $8.1 million) to upgrade the amenities, including the addition of an exclusive roof-top patio and lounge area, and 115 penthouse units, with deliveries beginning in third quarter 2012.

As described in Supplemental Schedule 10, during 2012 Aimco expects to invest $125 to $150 million in redevelopment projects at a total of ten properties. Construction is currently underway at five of these properties including: Pacific Bay Vistas and The Palazzo; Lincoln Place in Venice, California; Flamingo South Beach in Miami; and Plantation Gardens in Plantation, Florida. The projects at Flamingo South Beach and Plantation Gardens are expected to be complete by year-end.

During the balance of the 2012, multi-year redevelopment projects are expected to begin at: 2900 on First in Seattle; Elm Creek in Chicago; Park Towne and The Sterling, both located in Center City Philadelphia; and The Preserve at Marin (formerly Madera Vista) in the San Francisco Bay Area. Over the next few years, Aimco expects to invest a total of $400 million in these ten projects and, based on un-trended rents, generate average current returns greater than 7% and average Free Cash Flow Internal Rates of Return in excess of 10%.

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Balance Sheet and Liquidity

Components of Aimco Leverage

	AS OF MARCH 31, 2012
	Amount	% of Total	Weighted Avg Maturity (Yrs)	Weighted Avg Rate
Aimco leverage ($ in millions)
Aimco’s share of long-term, non-recourse property debt	$4,787.6	86%	7.9	5.51%
Revolving credit facility	67.4	1%	4.7	3.18%
Subtotal debt	$4,855.0	87%	7.8	5.48%
Preferred securities	752.3	13%	Perpetual	7.55%
Total leverage	$5,607.3	100%	n/a	5.76%

Revolving Credit Facility – Aimco’s recourse debt at March 31, 2012, was limited to its revolving credit facility, which Aimco uses for working capital purposes and to secure letters of credit. At the end of first quarter, Aimco had $67.4 million outstanding on its revolving credit facility and available capacity was $402.1 million, net of $30.5 million of letters of credit backed by the facility.

Debt Ratios – In measuring leverage, Aimco focuses on four key metrics: Debt to EBITDA; Debt and Preferred Equity to EBITDA; EBITDA Coverage of Interest; and EBITDA Coverage of Interest and Preferred Dividends. See the Glossary for definitions of these metrics.

	Trailing-Twelve- Month		Annualized 1st Qtr		Projected Annualized 4th Qtr 2012
	2012	2011	2012	2011
Debt to EBITDA	8.4x	8.6x	8.4x	8.6x	7.5x
Debt and Preferred Equity to EBITDA	9.7x	10.0x	9.8x	10.0x	8.7x
EBITDA Coverage of Interest	2.20x	2.11x	2.22x	2.13x	2.5x
EBITDA Coverage of Interest and Preferred Dividends	1.79x	1.72x	1.80x	1.74x	2.0x

Aimco’s leverage targets are: Debt and Preferred Equity to EBITDA of less than 7.0x; and EBITDA Coverage of Interest and Preferred Dividends of greater than 2.5x. Aimco expects to achieve its leverage targets over the next three years through earnings growth generated by the current portfolio, earn-in of income from redevelopment properties and reduction of debt by regularly scheduled property debt amortization. Leverage will continue to be comprised of non-recourse, long-term, fixed rate, amortizing property debt and perpetual preferred stock.

Aimco is also considering acceleration of portfolio upgrades and progress to leverage targets by selling in 2012 properties otherwise expected to be sold in 2013 and 2014, and using the proceeds to redeem high-cost preferred stock.

Separately, in connection with its revolving credit facility, Aimco is subject to Debt Service and Fixed Charge Coverage covenants, as defined in the Glossary. For first quarter 2012, Aimco’s Debt Service and Fixed Charge Coverage Ratios were 1.62:1 and 1:38.1, compared to covenants in place during the quarter of 1.50:1 and 1:30.1, respectively, and first quarter 2011 Ratios of 1.58:1 and 1.34:1. Aimco expects to remain in compliance with these covenants.

See Supplemental Schedule 4 for additional details about Aimco’s non-recourse property debt and Supplemental Schedule 5 for information related to Aimco’s preferred securities.

5

Equity Activity – During first quarter 2012, Aimco issued approximately 405,100 shares of Class Z Cumulative Preferred Stock through its Class Z Preferred Stock At-the-Market offering program (Class Z ATM) at $24.78 per share, equating to a yield of 7.06%, for gross proceeds to Aimco of approximately $10.1 million.

2012 Outlook

	SECOND QUARTER	CURRENT FULL YEAR	PREVIOUS FULL YEAR

Net loss per share	-$0.26 to -$0.22	-$0.70 to -$0.62	-$1.00 to -$0.90
FFO per share	$0.40 to $0.44	$1.76 to $1.84	$1.72 to $1.82
AFFO per share		$1.21 to $1.31	$1.17 to $1.29

Conventional Same Store Operating Measures
NOI change compared to first quarter 2012*	0.0% to 1.0%
NOI change compared to same period 2011	4.5% to 5.5%	5.5% to 7.5%	5.25% to 7.25%

Affordable Same Store NOI change compared to 2011		0.5% to 1.5%	0.0% to 1.0%

Total Same Store NOI change compared to 2011		5.00% to 6.75%	4.50% to 6.25%

Transaction Activities
Direct Real Estate Acquisitions (100% Aimco Share)		$130 million	$60 million

*	Revenue is expected to increase approximately 1.5% compared to first quarter 2012.

Earnings Conference Call

Live Conference Call	Conference Call Replay

Friday, May 4, 2012 at 1:00 p.m. EDT	Available until 9:00 a.m. EDT on May 15, 2012
Domestic Dial-In Number: 1-866-843-0890	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-9250	International Dial-In Number: 1-412-317-0088
Passcode: 0513860	Passcode: 10012590

Live webcast and replay: http://www.aimco.com/investors/events-presentations/webcasts

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website http://www.aimco.com/investors/financial-reports/quarterly-earning-reports.

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Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. These measures are defined in the glossary in the Supplemental Information and, where appropriate, reconciled to the most comparable GAAP measures.

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of second quarter and full year 2012 results. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to, Aimco’s ability to maintain current or meet projected occupancy, rental rates and property operating results. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions and dispositions; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by Aimco. In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on our ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership. Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2011, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

About Aimco

Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with 361 communities serving approximately 250,000 residents in 30 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Contact

Elizabeth Coalson, Vice President Investor Relations

Investor Relations 303-691-4350, Investor@Aimco.com

7

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2012	2011
REVENUES:
Rental and other property revenues	$265,728	$254,803
Asset management and tax credit revenues	8,071	9,236

Total revenues	273,799	264,039

OPERATING EXPENSES:
Property operating expenses	108,642	115,347
Investment management expenses	3,388	2,976
Depreciation and amortization	94,317	93,967
Provision for real estate impairment losses	6,364	-
General and administrative expenses	11,624	11,181
Other expense, net	6,269	3,897

Total operating expenses	230,604	227,368

Operating income	43,195	36,671

Interest income	2,554	2,037
Interest expense	(71,851)	(72,355)
Equity in losses of unconsolidated real estate partnerships	(763)	(1,648)
Gain on dispositions of interests in unconsolidated real estate and other, net	2,180	1,212

Loss before income taxes and discontinued operations	(24,685)	(34,083)

Income tax benefit	461	2,412

Loss from continuing operations	(24,224)	(31,671)

Income from discontinued operations, net	34,871	4,394

Net income (loss)	10,647	(27,277)
Noncontrolling interests:
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(7,765)	7,305

Net income attributable to preferred noncontrolling interests in Aimco Operating Partnership	(1,670)	(1,671)
Net loss attributable to common noncontrolling interests in Aimco Operating Partnership	737	2,383

Total noncontrolling interests	(8,698)	8,017

Net income (loss) attributable to Aimco	1,949	(19,260)
Net income attributable to Aimco preferred stockholders	(12,439)	(12,456)
Net income attributable to participating securities	(119)	(57)

Net loss attributable to Aimco common stockholders	$(10,609)	$(31,773)

Weighted average common shares outstanding - basic and diluted	120,526	117,320

Earnings (loss) per common share - basic and diluted:
Loss from continuing operations attributable to Aimco common stockholders	$(0.30)	$(0.32)
Income from discontinued operations attributable to Aimco common stockholders	0.21	0.05

Net loss attributable to Aimco common stockholders	$(0.09)	$(0.27)

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Consolidated Statements of Operations (continued)

Income from Discontinued Operations

Income from discontinued operations consists of the following (in thousands):

	Three Months Ended March 31,
	2012	2011
Rental and other property revenues	$2,936	$24,496
Property operating expenses	(1,672)	(12,326)
Depreciation and amortization	(1,095)	(7,483)
Provision for real estate impairment losses	(321)	(3,855)

Operating (loss) income	(152)	832
Interest income	54	246
Interest expense	(483)	(4,328)

Loss before gain on dispositions of real estate and income taxes	(581)	(3,250)
Gain on dispositions of real estate	35,692	7,718
Income tax expense	(240)	(74)

Income from discontinued operations, net	$34,871	$4,394

Income from discontinued operations attributable to:
Noncontrolling interests in consolidated real estate partnerships	$(7,066)	$1,272
Noncontrolling interests in Aimco Operating Partnership	(1,828)	(381)

Total noncontrolling interests	(8,894)	891

Income from discontinued operations attributable to Aimco	$25,977	$5,285

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Consolidated Balance Sheets

(in thousands) (unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Buildings and improvements	$6,851,120	$6,757,384
Land	2,060,726	2,043,106

Total real estate	8,911,846	8,800,490
Accumulated depreciation	(2,907,044)	(2,818,755)

Net real estate	6,004,802	5,981,735
Cash and cash equivalents	83,234	91,066
Restricted cash	173,963	186,265
Accounts receivable, net	42,957	41,796
Notes receivable, net	110,259	111,205
Investment in unconsolidated real estate partnerships	38,222	47,790
Other assets	359,442	346,373
Assets held for sale	10,751	65,632

Total assets	$6,823,630	$6,871,862

LIABILITIES AND EQUITY
Non-recourse property debt	$5,133,795	$5,122,468
Revolving credit facility borrowings	67,400	-

Total indebtedness	5,201,195	5,122,468
Accounts payable	22,822	32,607
Accrued liabilities and other	285,409	284,934
Deferred income	137,892	140,178
Liabilities related to assets held for sale	12,039	63,617

Total liabilities	5,659,357	5,643,804

Preferred noncontrolling interests in Aimco Operating Partnership	83,365	83,384

Equity:
Perpetual Preferred Stock	667,152	657,114
Class A Common Stock	1,214	1,209
Additional paid-in capital	3,071,523	3,098,333
Accumulated other comprehensive loss	(4,191)	(6,860)
Distributions in excess of earnings	(2,873,679)	(2,841,467)

Total Aimco equity	862,019	908,329

Noncontrolling interests in consolidated real estate partnerships	256,366	270,666
Common noncontrolling interests in Aimco Operating Partnership	(37,477)	(34,321)

Total equity	1,080,908	1,144,674

Total liabilities and equity	$6,823,630	$6,871,862

10

Supplemental Schedule 1 (a)

Funds From Operations	(page 1 of 2)
Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011
(in thousands) (unaudited)

	Three Months Ended March 31, 2012				Three Months Ended March 31, 2011
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$202,742	$-	$(11,014)	$191,728	$195,234	$-	$(14,882)	$180,352
Affordable Same Store	43,554	186	(12,818)	30,922	39,018	162	(9,143)	30,037

Total Same Store	246,296	186	(23,832)	222,650	234,252	162	(24,025)	210,389
Other Conventional	14,610	1,637	-	16,247	15,217	1,198	(136)	16,279
Other Affordable	4,685	6,589	(9,379)	1,895	4,755	10,159	(12,183)	2,731
Property management revenues, primarily from affiliates	137	(134)	1,125	1,128	579	(157)	1,205	1,627

Total rental and other property revenues	265,728	8,278	(32,086)	241,920	254,803	11,362	(35,139)	231,026
Property operating expenses
Conventional Same Store	71,980	-	(4,218)	67,762	72,465	-	(5,886)	66,579
Affordable Same Store	17,180	133	(4,460)	12,853	16,515	152	(4,348)	12,319

Total Same Store	89,160	133	(8,678)	80,615	88,980	152	(10,234)	78,898
Other Conventional	7,697	916	-	8,613	7,758	769	(76)	8,451
Other Affordable	2,659	4,288	(5,969)	978	2,690	6,497	(7,533)	1,654
Casualties	131	-	92	223	5,345	(11)	(59)	5,275
Property management expenses	8,995	-	-	8,995	10,574	-	-	10,574

Total property operating expenses	108,642	5,337	(14,555)	99,424	115,347	7,407	(17,902)	104,852

Net real estate operations	157,086	2,941	(17,531)	142,496	139,456	3,955	(17,237)	126,174

Amortization of deferred tax credit income	7,254	-	-	7,254	7,103	-	-	7,103
Asset management revenues	-	-	1,096	1,096	1,254	-	783	2,037
Non-recurring revenues	817	-	2	819	879	-	24	903

Total asset management and tax credit revenues	8,071	-	1,098	9,169	9,236	-	807	10,043

Investment management expenses	(3,388)	-	-	(3,388)	(2,976)	-	-	(2,976)
Depreciation and amortization related to non-real estate assets	(3,288)	(1)	35	(3,254)	(3,174)	(1)	38	(3,137)
General and administrative expenses	(11,624)	(2)	163	(11,463)	(11,181)	(1)	318	(10,864)
Other expense, net	(6,269)	(15)	901	(5,383)	(3,897)	35	1,912	(1,950)
Interest income	2,554	6	(94)	2,466	2,037	(56)	(110)	1,871
Interest expense	(71,851)	(1,739)	7,918	(65,672)	(72,355)	(2,459)	9,681	(65,133)
Gain on disposition of non-depreciable assets and other	1,686	-	(1,683)	3	-	-	-	-
Income tax benefit	460	-	-	460	2,437	-	-	2,437
Discontinued operations, net of non-FFO items	860	-	(124)	736	8,145	-	(1,068)	7,077
Preferred dividends and distributions	(14,109)	-	-	(14,109)	(14,127)	-	-	(14,127)
Common noncontrolling interests in Aimco Operating Partnership	(3,423)	-	-	(3,423)	(3,420)	-	-	(3,420)
Amounts allocated to participating securities	(259)	-	-	(259)	(240)	-	-	(240)

Funds From Operations / Pro Forma Funds From Operations	$56,506	$1,190	$(9,317)	$48,379	$49,941	$1,473	$(5,659)	$45,755

Weighted average shares - diluted FFO	120,869	Weighted average shares - diluted FFO	117,650

Per Share:		Per Share:
Funds From Operations	$ 0.40	Funds From Operations	$0.39
Pro Forma Funds From Operations	$ 0.40	Pro Forma Funds From Operations	$0.39

11

Supplemental Schedule 1 (a) (continued)

Pro Forma Funds From Operations Reconciliation to GAAP	(page 2 of 2)
Three Months Ended March 31, 2012 Compared to Three Months Ended March 31, 2011
(in thousands) (unaudited)

	Three Months Ended March 31, 2012				Three Months Ended March 31, 2011
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Pro Forma Funds From Operations	$56,506	$1,190	$(9,317)	$48,379	$49,941	$1,473	$(5,659)	$45,755
Adjustments related to continuing operations:
Depreciation and amortization	(94,317)	(2,261)	8,572	(88,006)	(93,967)	(3,233)	11,378	(85,822)
Depreciation and amortization related to non-real estate assets	3,288	1	(35)	3,254	3,174	1	(38)	3,137
Provision for impairment losses on depreciable assets	(6,363)	-	646	(5,717)	-	-	-	-
Gain on dispositions of and impairments related to unconsolidated entities and other, net of tax	2,180	307	(693)	1,794	1,153	111	(1,144)	120
Loss on dispositions of non-depreciable assets and other	(1,686)	-	-	(1,686)	-	-	-	-
Adjustments related to discontinued operations:
Depreciation and amortization related to real estate	(1,090)	-	295	(795)	(7,435)	-	1,585	(5,850)
Provision for operating real estate impairment losses, net of tax	(321)	-	26	(295)	(3,822)	-	2,348	(1,474)
Gain on dispositions of real estate, net of tax	35,422	-	(7,259)	28,163	7,540	-	(1,165)	6,375

Total adjustments	$(62,887)	$(1,953)	$1,552	$(63,288)	$(93,357)	$(3,121)	$12,964	$(83,514)
Common noncontrolling interests in Aimco Operating Partnership’s share of adjustments	4,160	-	-	4,160	5,803	-	-	5,803
Amounts allocable to participating securities	140	-	-	140	183	-	-	183
Equity in losses of unconsolidated real estate partnerships	(763)	763	-	-	(1,648)	1,648	-	-
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(7,765)	-	7,765	-	7,305	-	(7,305)	-

Net loss attributable to Aimco common stockholders	$(10,609)	$-	$-	$(10,609)	$(31,773)	$-	$-	$(31,773)

12

Supplemental Schedule 2

Portfolio Summary

As of March 31, 2012

(unaudited)

	Number of Properties	Number of Units	Effective Units	Average Ownership
Real Estate Portfolio:
Conventional Same Store	157	55,747	53,694	96%
Affordable Same Store	116	15,094	11,090	73%

Total Same Store	273	70,841	64,784	91%

Conventional Redevelopment	4	1,502	1,502	100%
Conventional Acquisition	5	630	560	89%
Other Conventional	28	4,165	3,316	80%
Other Affordable	49	4,853	766	16%
Conventional Held for Sale	2	376	376	100%

Total real estate portfolio	361	82,367	71,304	87%

Total Conventional portfolio	196	62,420	59,448	95%

Total Affordable portfolio	165	19,947	11,856	59%

*	At December 31, 2011, Aimco asset-managed for a fee 147 properties with 10,184 units. In February 2012, Aimco entered into an agreement to transfer asset management of this portfolio and to sell its interests in these assets to the new asset manager upon satisfaction of certain conditions and regulatory approvals. Under the agreement, Aimco is paying the new manager a fee comparable to its historical cost to manage these properties until such time as regulatory approvals are obtained.

13

Supplemental Schedule 3

Net Asset Value Supplemental Information	(page 1 of 2)
(in thousands) (unaudited)

One measure of stockholder value is Net Asset Value (NAV), which is assets, net of debt and preferred equity, at their estimated fair values. The information provided below is intended to assist users of Aimco’s financial information in making their own estimates of Aimco’s NAV. See the following page for notes to the Supplemental Information provided below.

Trailing Twelve Month Net Operating Income Data

	Proportionate Property Net Operating Income
	Conventional Same Store and Other	Affordable	Total
Rental and other property revenues [1]	$812,085	$131,509	$943,594
Proportionate Property operating expenses [1]	(298,239)	(55,101)	(353,340)

Property NOI [1]	513,846	76,408	590,254

Assumed property management fee (3.0% of revenues)	(24,363)	(3,945)	(28,308)

Proportionate Property NOI net of assumed property management fee	$489,483	$72,463	$561,946

Proportionate Balance Sheet Data

As of March 31, 2012

	Consolidated GAAP Balance Sheet	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balance Sheet
Assets
Real estate	$8,911,846	$81,310	$(642,737)	$8,350,419
Accumulated depreciation	(2,907,044)	(20,206)	165,846	(2,761,404)

Net real estate [2]	6,004,802	61,104	(476,891)	5,589,015

Cash and cash equivalents	83,234	1,148	(30,015)	54,367
Restricted cash	173,963	3,734	(20,419)	157,278
Accounts receivable, net	42,957	142	(7,589)	35,510
Notes receivable, net	110,259	-	(1,114)	109,145
Investment in unconsolidated real estate partnerships	38,222	(10,328)	(26,540)	1,354
Deferred financing costs, net	46,822	351	(5,105)	42,068
Goodwill	61,127	-	-	61,127
Investment in management contracts	539	-	-	539
Other assets	250,954	214	12,050	263,218
Assets held for sale	10,751	-	158	10,909

Total assets	$6,823,630	$56,365	$(555,465)	$6,324,530

Liabilities and Equity
Non-recourse property debt	$5,133,795	$49,222	$(395,450)	$4,787,567
Revolving credit facility borrowings	67,400	-	-	67,400
Deferred income [3]	137,892	70	-	137,962
Other liabilities	308,231	7,073	(58,658)	256,646
Liabilities related to assets held for sale	12,039	-	-	12,039

Total liabilities	5,659,357	56,365	(454,108)	5,261,614

Preferred noncontrolling interests in Aimco Operating Partnership	83,365	-	-	83,365
Perpetual preferred stock	667,152	-	-	667,152
Other Aimco equity	194,867	-	155,009	349,876
Noncontrolling interests in consolidated real estate partnerships	256,366	-	(256,366)	-
Common noncontrolling interests in Aimco Operating Partnership	(37,477)	-	-	(37,477)

Total liabilities and equity	$6,823,630	$56,365	$(555,465)	$6,324,530

14

Supplemental Schedule 3 (continued)

Net Asset Value Supplemental Information	(page 2 of 2)
(in thousands) (unaudited)

[1]	Refer to the Glossary for the definition of Proportionate Property Net Operating Income, as well as a reconciliation of the trailing twelve month amounts of Rental and other property revenues, Property operating expenses and Proportionate Property Net Operating Income to the corresponding amounts computed in accordance with GAAP.

[2]	Net real estate includes three vacant redevelopment properties, Lincoln Place, Pacific Bay Vistas and The Preserve at Marin (formerly Madera Vista), that have March 31, 2012 net book values of $266.0 million in total. These properties are included in Aimco’s redevelopment pipeline.

[3]	Deferred income includes $89.7 million of unamortized cash contributions received by Aimco in exchange for the sale of tax credit and related tax benefits. These cash contributions are deferred upon receipt and amortized into earnings in future periods as Aimco delivers the tax credits and related benefits to the investors.

Deferred income and the future earnings associated with the deferred income are excluded from Aimco’s internal estimates of NAV. However, amortization of deferred tax credit income is included in net income and, as such, FFO. Projected amortization of deferred tax credit contributions received and to be received is presented below.

March 31, 2012
Deferred tax credit income balance	$89,731
Contributions to be received in the future	57,025

Total to be amortized	$146,756

	Amortization of Deferred Income	Estimated Income Taxes	Projected Income, net of tax
Year Ending December 31,
2012	$21,262	$(8,292)	$12,970
2013	27,706	(10,805)	16,901
2014	26,720	(10,421)	16,299
2015	22,770	(8,880)	13,890
2016	17,534	(6,838)	10,696
Thereafter	30,764	(11,997)	18,767

Total	$146,756	$(57,233)	$89,523

15

Supplemental Schedule 4

Non-recourse Property Debt Information	(page 1 of 2)
As of March 31, 2012
(dollars in thousands) (unaudited)

Non-recourse Property Debt Balances and Characteristics

Debt	Consolidated	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share	Weighted Average Maturity (years)	Weighted Average Rate

Conventional Portfolio:
Fixed rate loans payable [1]	$4,353,362	$8,722	$(196,184)	$4,165,900	7.0	5.79%

Fixed rate tax-exempt bonds	16,580	-	(3,338)	13,242	2.3	6.32%
Floating rate tax-exempt bonds	86,715	-	(5,242)	81,473	7.3	0.30%
Total property tax-exempt bond financing	103,295	-	(8,580)	94,715	6.5	1.26%
Total Conventional portfolio	4,456,657	8,722	(204,764)	4,260,615	7.0	5.68%

Affordable Portfolio:
Fixed rate loans payable	435,533	40,500	(145,087)	330,946	12.7	4.65%
Floating rate loans payable	41,764	-	(20,638)	21,126	6.5	3.20%
Total property loans payable	477,297	40,500	(165,725)	352,072	12.2	4.53%

Fixed rate tax-exempt bonds	106,471	-	(24,961)	81,510	25.7	5.00%
Floating rate tax-exempt bonds	93,370	-	-	93,370	6.0	2.69%
Total property tax-exempt bond financing	199,841	-	(24,961)	174,880	16.5	3.92%
Total Affordable portfolio	677,138	40,500	(190,686)	526,952	13.4	4.35%
Total non-recourse property debt	$5,133,795	$49,222	$(395,450)	4,787,567	7.9	5.51%

Aimco Share Property Debt

	Amount	% of Total
Fixed rate property debt	$4,591,598	95.9%
Floating rate tax-exempt bonds	174,843	3.7%
Floating rate loans payable	21,126	0.4%

Total	$4,787,567

	Amortization	Maturities	Total	Maturities as a Percent of Total Debt	Average Rate on Maturing Debt
2012 Q2	$21,167	$3,341	$24,508	0.07%	5.40%
2012 Q3	21,245	90,183	111,428	1.88%	6.07%
2012 Q4	21,344	31	21,375	0.00%	5.50%

Total 2012	63,756	93,555	157,311	1.95%	6.05%

2013 Q1	21,366	77,256	98,622	1.61%	5.10%
2013 Q2	21,420	23,487	44,907	0.49%	5.36%
2013 Q3	21,526	124,289	145,815	2.60%	4.97%
2013 Q4	21,364	68,921	90,285	1.44%	6.89%

Total 2013	85,676	293,953	379,629	6.14%	5.50%

2014	85,217	292,686	377,903	6.11%	4.84%
2015	85,830	188,398	274,228	3.94%	4.84%
2016	83,128	378,789	461,917	7.91%	5.67%
2017	77,920	442,481	520,401	9.24%	5.93%
2018	72,139	212,071	284,210	4.43%	4.67%
2019	66,115	481,565	547,680	10.06%	5.96%
2020	57,778	409,311	467,089	8.55%	6.46%
2021 [2]	36,295	729,294	765,589	15.23%	5.72%
2022	25,134	101,898	127,032	2.13%	5.70%
Thereafter	257,809	166,769	424,578	3.48%	2.15%
Total	$996,797	$3,790,770	$4,787,567

[1]	In 2011, $673.8 million (original principal amount) of fixed rate loans payable were securitized and Aimco purchased for $51.5 million the first loss and two mezzanine positions in the trust that holds these loans. The investments, which have a face value of $100.9 million, are presented in other assets on Aimco’s consolidated balance sheet. The weighted average interest rate on the securitized loans payable of 5.49% is reflected in the table above. The effective rate, after adjustment for the estimated interest on the investments in the securitization trust, is 5.19%.
[2]	2021 maturities includes property loans that will repay Aimco’s first loss and mezzanine positions in the securitization. After consideration of the repayment of these investments, the net effective maturities exposure for 2021 is $628.4 million, or 13.4% of maturities as a percentage of total debt.

16

Supplemental Schedule 4 (continued)

Non-recourse Property Debt Information	(page 2 of 2)
As of March 31, 2012
(in millions) (unaudited)

Year-to-Date Property Loan Closings (Aimco Share)

Original Loan Maturity Year	Loan Amount Refinanced	New Loan Amount	Net Proceeds [1]	Prior Rate	New Rate
2016	$0.9	$6.1	$5.3	4.75%	4.72%
2028	14.3	14.5	0.2	1.50%	4.16%
New loans	-	2.6	2.6	-	4.72%
Acquisition [2]	-	29.1	-	-	5.55%
Totals	$15.2	$52.3	$8.1	1.67%	5.03%

Debt Ratios

	Trailing Twelve Months	Annualized First Quarter

Debt to EBITDA	8.4x	8.4x

Debt and Preferred Equity to EBITDA	9.7x	9.8x

EBITDA Coverage of Interest	2.20x	2.22x

EBITDA Coverage of Interest and Preferred Dividends	1.79x	1.80x

Revolving Line of Credit Debt Coverage Covenants

	Amount	Covenant

Debt Service Coverage Ratio	1.62x	1.50x

Fixed Charge Coverage Ratio	1.38x	1.30x

Credit Ratings

Moody’s Investor Service	Corporate Family Rating	Ba1 (stable outlook)
Standard and Poor’s	Corporate Credit Rating	BB+ (stable)

Notes

[1]	Net Proceeds is after transaction costs, prepayment penalties and payment of distributions to noncontrolling limited partners.
[2]	Represents the contractual principal and interest of a non-recourse property debt obligation Aimco assumed in connection with a property acquisition during the first quarter (see Supplemental Schedule 8 for further details). At the date of acquisition, the loan had a fair value of $33.3 million and an effective interest rate of 3.41%.

17

Supplemental Schedule 5

Share Data

(in thousands) (unaudited)

Preferred Securities

	Shares/Units Outstanding as of March 31, 2012	Date First Available for Redemption by Aimco	Coupon	Amount
Perpetual Preferred Stock:
Class T	6,000	7/31/2008	8.000%	$150,000
Class U	12,000	3/24/2009	7.750%	300,000
Class V	2,588	9/29/2009	8.000%	64,688
Class Y	3,450	12/21/2009	7.875%	86,250
Class Z	1,274	7/29/2016	7.000%	31,856
Series A Community Reinvestment Act	-	6/30/2011	1.830%	37,000

Total perpetual preferred stock				669,794

Preferred Partnership Units	3,061		8.096%	82,497

Total outstanding preferred securities				$752,291

Common Stock, Partnership Units and Equivalents

	As of March 31, 2012	Three Months Ended March 31, 2012
		EPS	FFO
Class A Common Stock outstanding	120,813	120,526	120,526
Dilutive securities:
Options and restricted stock	502	-	343

Total shares and dilutive share equivalents	121,315	120,526	120,869

Common Partnership Units and equivalents	8,108

Total shares, units and dilutive share equivalents	129,423

18

Supplemental Schedule 6(a)

Conventional Same Store Operating Results

First Quarter 2012 Compared to First Quarter 2011

(in thousands, except site, unit and per-unit data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Unit [1]
	Properties	Units	Effective Units	1Q 2012	1Q 2011	Growth	1Q 2012	1Q 2011	Growth	1Q 2012	1Q 2011	Growth	1Q 2012	1Q 2012	1Q 2011	1Q 2012	1Q 2011

Target Markets
Los Angeles	13	3,949	3,297	$19,458	$18,781	3.6%	$5,519	$5,857	-5.8%	$13,939	$12,924	7.9%	71.6%	95.9%	96.6%	$2,051	$1,965
Orange County	4	1,213	1,143	5,734	5,404	6.1%	1,631	1,703	-4.2%	4,103	3,701	10.9%	71.6%	96.6%	96.8%	1,732	1,628
San Diego	6	2,144	2,074	8,241	8,003	3.0%	2,346	2,147	9.3%	5,895	5,856	0.7%	71.5%	94.8%	95.7%	1,398	1,344

Southern CA Total	23	7,306	6,514	33,433	32,188	3.9%	9,496	9,707	-2.2%	23,937	22,481	6.5%	71.6%	95.7%	96.4%	1,788	1,709

East Bay	2	413	353	1,560	1,423	9.6%	583	558	4.5%	977	865	12.9%	62.6%	97.6%	97.3%	1,507	1,381
San Jose	1	224	224	1,134	1,064	6.6%	429	420	2.1%	705	644	9.5%	62.2%	97.2%	98.6%	1,736	1,606
San Francisco	5	774	774	4,156	3,713	11.9%	1,377	1,156	19.1%	2,779	2,557	8.7%	66.9%	96.9%	97.0%	1,847	1,648

Northern CA Total	8	1,411	1,351	6,850	6,200	10.5%	2,389	2,134	11.9%	4,461	4,066	9.7%	65.1%	97.2%	97.3%	1,739	1,571

Seattle	2	239	239	1,112	1,068	4.1%	388	389	-0.3%	724	679	6.6%	65.1%	95.5%	96.9%	1,624	1,536

Pacific Total	33	8,956	8,104	41,395	39,456	4.9%	12,273	12,230	0.4%	29,122	27,226	7.0%	70.4%	95.9%	96.6%	1,775	1,681
Suburban New York - New Jersey	2	1,162	1,162	4,686	4,251	10.2%	1,512	1,563	-3.3%	3,174	2,688	18.1%	67.7%	97.2%	94.5%	1,383	1,290
Washington - NoVa - MD	15	6,711	6,616	27,282	26,107	4.5%	8,254	7,798	5.8%	19,028	18,309	3.9%	69.7%	96.6%	96.8%	1,423	1,359
Boston	9	3,068	3,068	11,187	10,695	4.6%	4,291	4,546	-5.6%	6,896	6,149	12.1%	61.6%	95.8%	96.1%	1,269	1,209
Philadelphia	7	3,888	3,809	16,142	15,527	4.0%	6,659	6,798	-2.0%	9,483	8,729	8.6%	58.7%	95.8%	96.2%	1,474	1,412

Northeast Total	33	14,829	14,655	59,297	56,580	4.8%	20,716	20,705	0.1%	38,581	35,875	7.5%	65.1%	96.3%	96.3%	1,401	1,336
Miami	5	2,471	2,460	12,988	12,325	5.4%	4,238	4,620	-8.3%	8,750	7,705	13.6%	67.4%	97.5%	98.1%	1,804	1,702
Palm Beach - Fort Lauderdale	2	704	704	1,830	1,825	0.3%	872	847	3.0%	958	978	-2.0%	52.3%	95.2%	96.4%	910	896
Orlando	5	1,481	1,481	3,596	3,435	4.7%	1,477	1,512	-2.3%	2,119	1,923	10.2%	58.9%	95.5%	94.7%	847	817
Tampa	5	1,455	1,388	3,319	3,258	1.9%	1,378	1,387	-0.6%	1,941	1,871	3.7%	58.5%	95.6%	96.3%	834	812
Jacksonville	4	1,643	1,643	4,276	4,033	6.0%	1,860	1,982	-6.2%	2,416	2,051	17.8%	56.5%	95.7%	94.7%	907	864

Florida Total	21	7,754	7,676	26,009	24,876	4.6%	9,825	10,348	-5.1%	16,184	14,528	11.4%	62.2%	96.2%	96.2%	1,174	1,123
Houston	5	2,237	2,168	4,907	4,839	1.4%	2,188	2,227	-1.8%	2,719	2,612	4.1%	55.4%	93.8%	93.9%	805	793
Denver	8	2,177	2,104	6,537	6,073	7.6%	2,023	2,058	-1.7%	4,514	4,015	12.4%	69.1%	97.3%	98.1%	1,065	981
Phoenix	10	2,409	2,109	4,829	4,541	6.3%	1,691	1,713	-1.3%	3,138	2,828	11.0%	65.0%	96.3%	97.5%	793	736
Dallas - Fort Worth	1	368	368	934	944	-1.1%	416	447	-6.9%	518	497	4.2%	55.5%	96.1%	97.8%	881	874
Atlanta	5	1,295	1,125	3,389	3,194	6.1%	1,308	1,336	-2.1%	2,081	1,858	12.0%	61.4%	97.5%	97.1%	1,030	975

Sunbelt Total	50	16,240	15,550	46,605	44,467	4.8%	17,451	18,129	-3.7%	29,154	26,338	10.7%	62.6%	96.1%	96.4%	1,039	988
Chicago	13	3,993	3,929	14,828	14,607	1.5%	5,658	4,952	14.3%	9,170	9,655	-5.0%	61.8%	95.6%	97.0%	1,315	1,277

Total Target Markets	129	44,018	42,238	162,125	155,110	4.5%	56,098	56,016	0.1%	106,027	99,094	7.0%	65.4%	96.1%	96.5%	1,332	1,269
Other
Baltimore	5	1,180	1,066	3,774	3,826	-1.4%	1,401	1,416	-1.1%	2,373	2,410	-1.5%	62.9%	95.6%	97.4%	1,235	1,228
Nashville	4	1,114	1,114	3,287	3,025	8.7%	1,182	1,187	-0.4%	2,105	1,838	14.5%	64.0%	96.7%	94.4%	1,017	959
Norfolk - Richmond	6	1,643	1,564	4,849	4,826	0.5%	1,424	1,398	1.9%	3,425	3,428	-0.1%	70.6%	95.0%	96.2%	1,088	1,068
Other Markets	13	7,792	7,711	19,248	18,789	2.4%	8,568	8,937	-4.1%	10,680	9,852	8.4%	55.5%	95.9%	96.3%	868	843

Total Other	28	11,729	11,456	31,158	30,466	2.3%	12,575	12,938	-2.8%	18,583	17,528	6.0%	59.6%	95.8%	96.2%	946	921

CONVENTIONAL SAME STORE SALES TOTALS	157	55,747	53,694	$193,283	$185,576	4.2%	$68,673	$68,954	-0.4%	$124,610	$116,622	6.8%	64.5%	96.0%	96.4%	$1,250	$1,195

[1]	Prior to first quarter 2012, this and other Supplemental Schedules presented Average Rental Rates, which are based on average rents after concessions and vacancy loss, but do not include other property income such as tenant utility reimbursements, and fees such as parking and storage. Beginning in first quarter 2012, Aimco will report Average Revenue per Unit in this and other Supplemental Schedules in order to allow for more meaningful comparisons to many of its apartment REIT peers. First quarter 2012 and 2011 Conventional Same Store Average Revenue per Unit above of $1,250 and $1,195 compare to Average Rental Rates for the periods of $1,132 and $1,086, respectively.

19

Supplemental Schedule 6(b)

Conventional Same Store Operating Results

First Quarter 2012 Compared to Fourth Quarter 2011

(in thousands, except site, unit and per-unit data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Unit [1]
	Properties	Units	Effective Units	1Q 2012	4Q 2011	Growth	1Q 2012	4Q 2011	Growth	1Q 2012	4Q 2011	Growth	1Q 2012	1Q 2012	4Q 2011	1Q 2012	4Q 2011
Target Markets
Los Angeles	13	3,949	3,297	$19,458	$19,361	0.5%	$5,519	$5,748	-4.0%	$13,939	$13,613	2.4%	71.6%	95.9%	95.9%	$2,051	$2,042
Orange County	4	1,213	1,143	5,734	5,682	0.9%	1,631	1,772	-8.0%	4,103	3,910	4.9%	71.6%	96.6%	96.9%	1,732	1,710
San Diego	6	2,144	2,074	8,241	8,356	-1.4%	2,346	2,374	-1.2%	5,895	5,982	-1.5%	71.5%	94.8%	94.7%	1,398	1,418

Southern CA Total	23	7,306	6,514	33,433	33,399	0.1%	9,496	9,894	-4.0%	23,937	23,505	1.8%	71.6%	95.7%	95.7%	1,788	1,786
East Bay	2	413	353	1,560	1,501	3.9%	583	574	1.6%	977	927	5.4%	62.6%	97.6%	97.4%	1,507	1,453
San Jose	1	224	224	1,134	1,107	2.4%	429	183	134.4%	705	924	-23.7%	62.2%	97.2%	95.7%	1,736	1,722
San Francisco	5	774	774	4,156	4,038	2.9%	1,377	1,404	-1.9%	2,779	2,634	5.5%	66.9%	96.9%	97.2%	1,847	1,790

Northern CA Total	8	1,411	1,351	6,850	6,646	3.1%	2,389	2,161	10.6%	4,461	4,485	-0.5%	65.1%	97.2%	97.0%	1,739	1,690
Seattle	2	239	239	1,112	1,098	1.3%	388	402	-3.5%	724	696	4.0%	65.1%	95.5%	95.7%	1,624	1,601

Pacific Total	33	8,956	8,104	41,395	41,143	0.6%	12,273	12,457	-1.5%	29,122	28,686	1.5%	70.4%	95.9%	95.9%	1,775	1,765
Suburban New York - New Jersey	2	1,162	1,162	4,686	4,532	3.4%	1,512	1,535	-1.5%	3,174	2,997	5.9%	67.7%	97.2%	96.7%	1,383	1,345
Washington - NoVa - MD	15	6,711	6,616	27,282	26,718	2.1%	8,254	7,916	4.3%	19,028	18,802	1.2%	69.7%	96.6%	96.3%	1,423	1,398
Boston	9	3,068	3,068	11,187	11,100	0.8%	4,291	4,087	5.0%	6,896	7,013	-1.7%	61.6%	95.8%	95.4%	1,269	1,264
Philadelphia	7	3,888	3,809	16,142	16,161	-0.1%	6,659	5,972	11.5%	9,483	10,189	-6.9%	58.7%	95.8%	95.8%	1,474	1,477

Northeast Total	33	14,829	14,655	59,297	58,511	1.3%	20,716	19,510	6.2%	38,581	39,001	-1.1%	65.1%	96.3%	96.0%	1,401	1,386
Miami	5	2,471	2,460	12,988	12,760	1.8%	4,238	4,050	4.6%	8,750	8,710	0.5%	67.4%	97.5%	97.2%	1,804	1,779
Palm Beach - Fort Lauderdale	2	704	704	1,830	1,860	-1.6%	872	898	-2.9%	958	962	-0.4%	52.3%	95.2%	94.6%	910	931
Orlando	5	1,481	1,481	3,596	3,568	0.8%	1,477	1,493	-1.1%	2,119	2,075	2.1%	58.9%	95.5%	94.7%	847	848
Tampa	5	1,455	1,388	3,319	3,288	0.9%	1,378	1,357	1.5%	1,941	1,931	0.5%	58.5%	95.6%	94.7%	834	834
Jacksonville	4	1,643	1,643	4,276	4,215	1.4%	1,860	1,905	-2.4%	2,416	2,310	4.6%	56.5%	95.7%	95.7%	907	894

Florida Total	21	7,754	7,676	26,009	25,691	1.2%	9,825	9,703	1.3%	16,184	15,988	1.2%	62.2%	96.2%	95.7%	1,174	1,166
Houston	5	2,237	2,168	4,907	4,812	2.0%	2,188	2,048	6.8%	2,719	2,764	-1.6%	55.4%	93.8%	91.8%	805	806
Denver	8	2,177	2,104	6,537	6,464	1.1%	2,023	1,989	1.7%	4,514	4,475	0.9%	69.1%	97.3%	96.6%	1,065	1,060
Phoenix	10	2,409	2,109	4,829	4,848	-0.4%	1,691	1,889	-10.5%	3,138	2,959	6.0%	65.0%	96.3%	95.7%	793	800
Dallas - Fort Worth	1	368	368	934	924	1.1%	416	383	8.6%	518	541	-4.3%	55.5%	96.1%	94.1%	881	890
Atlanta	5	1,295	1,125	3,389	3,347	1.3%	1,308	1,344	-2.7%	2,081	2,003	3.9%	61.4%	97.5%	97.3%	1,030	1,019

Sunbelt Total	50	16,240	15,550	46,605	46,086	1.1%	17,451	17,356	0.5%	29,154	28,730	1.5%	62.6%	96.1%	95.4%	1,039	1,036
Chicago	13	3,993	3,929	14,828	14,748	0.5%	5,658	5,026	12.6%	9,170	9,722	-5.7%	61.8%	95.6%	94.3%	1,315	1,327

Total Target Markets	129	44,018	42,238	162,125	160,488	1.0%	56,098	54,349	3.2%	106,027	106,139	-0.1%	65.4%	96.1%	95.6%	1,332	1,325
Other
Baltimore	5	1,180	1,066	3,774	3,741	0.9%	1,401	1,364	2.7%	2,373	2,377	-0.2%	62.9%	95.6%	94.5%	1,235	1,237
Nashville	4	1,114	1,114	3,287	3,156	4.2%	1,182	1,169	1.1%	2,105	1,987	5.9%	64.0%	96.7%	95.4%	1,017	990
Norfolk - Richmond	6	1,643	1,564	4,849	4,787	1.3%	1,424	1,450	-1.8%	3,425	3,337	2.6%	70.6%	95.0%	94.7%	1,088	1,077
Other Markets	13	7,792	7,711	19,248	18,884	1.9%	8,568	7,932	8.0%	10,680	10,952	-2.5%	55.5%	95.9%	93.9%	868	869

Total Other	28	11,729	11,456	31,158	30,568	1.9%	12,575	11,915	5.5%	18,583	18,653	-0.4%	59.6%	95.8%	94.2%	946	944

CONVENTIONAL SAME STORE SALES TOTALS	157	55,747	53,694	$193,283	$191,056	1.2%	$68,673	$66,264	3.6%	$124,610	$124,792	-0.1%	64.5%	96.0%	95.3%	$1,250	$1,244

[1]	Prior to first quarter 2012, this and other Supplemental Schedules presented Average Rental Rates, which are based on average rents after concessions and vacancy loss, but do not include other property income such as tenant utility reimbursements, and fees such as parking and storage. Beginning in first quarter 2012, Aimco will report Average Revenue per Unit in this and other Supplemental Schedules in order to allow for more meaningful comparisons to many of its apartment REIT peers. First quarter 2012 and fourth quarter 2011 Conventional Same Store Average Revenue per Unit above of $1,250 and $1,244 compare to Average Rental Rates for the periods of $1,132 and $1,130, respectively.

20

Supplemental Schedule 6(c)

Conventional Same Store Operating Expense Detail

First Quarter 2012

(in thousands) (unaudited)

First Quarter 2012 Compared to First Quarter 2011

	1Q 2012	% of Total	1Q 2011	$ Change	% Change

Real estate taxes	$17,458	25.4%	$17,045	$413	2.4%
Onsite payroll	14,728	21.4%	16,107	(1,379)	-8.6%
Utilities	13,619	19.8%	13,963	(344)	-2.5%
Repairs and maintenance	10,491	15.3%	10,163	328	3.2%
Software, technology and other	4,516	6.6%	3,791	725	19.1%
Insurance	3,061	4.5%	3,529	(468)	-13.3%
Marketing	2,436	3.5%	2,142	294	13.7%
Expensed turnover costs	2,364	3.4%	2,214	150	6.8%

Total	$68,673	100.0%	$68,954	$(281)	-0.4%

First Quarter 2012 Compared to Fourth Quarter 2011

	1Q 2012	% of Total	4Q 2011	$ Change	% Change

Real estate taxes	$17,458	25.4%	$16,365	$1,093	6.7%
Onsite payroll	14,728	21.4%	15,506	(778)	-5.0%
Utilities	13,619	19.8%	11,440	2,179	19.0%
Repairs and maintenance	10,491	15.3%	10,281	210	2.0%
Software, technology and other	4,516	6.6%	4,743	(227)	-4.8%
Insurance	3,061	4.5%	2,475	586	23.7%
Marketing	2,436	3.5%	2,376	60	2.5%
Expensed turnover costs	2,364	3.4%	3,078	(714)	-23.2%

Total	$68,673	100.0%	$66,264	$2,409	3.6%

21

Supplemental Schedule 7(a)

Total Conventional Portfolio Data by Market

First Quarter 2012 Compared to First Quarter 2011

(unaudited)

	Quarter Ended March 31, 2012						Quarter Ended March 31, 2011
	Properties	Units	Effective Units	% AIV NOI	Average Revenue per Effective Unit [1]	Properties	Units	Effective Units	% AIV NOI	Average Revenue per Effective Unit [1]
Target Markets
Los Angeles	14	4,645	3,993	10.6%	$2,051	14	4,645	3,993	10.0%	$1,965
Orange County	4	1,213	1,143	3.1%	1,732	4	1,213	1,143	2.8%	1,628
San Diego	10	2,286	2,146	4.7%	1,398	6	2,144	2,074	4.5%	1,344

Southern CA Total	28	8,144	7,282	18.4%	1,788	24	8,002	7,210	17.3%	1,709
East Bay	2	413	353	0.7%	1,507	2	413	353	0.7%	1,381
San Jose	1	224	224	0.5%	1,736	1	224	224	0.5%	1,606
San Francisco	7	1,208	1,208	2.1%	1,847	6	1,084	1,084	2.0%	1,644

Northern CA Total	10	1,845	1,785	3.3%	1,739	9	1,721	1,661	3.2%	1,569
Seattle	2	239	239	0.5%	1,624	3	413	310	0.6%	1,418

Pacific Total	40	10,228	9,306	22.2%	1,775	36	10,136	9,181	21.1%	1,674

Manhattan	22	957	957	2.4%	2,596	22	957	957	2.9%	2,514
Suburban New York - New Jersey	2	1,162	1,162	2.3%	1,383	4	1,162	944	1.8%	1,346

New York Total	24	2,119	2,119	4.7%	1,902	26	2,119	1,901	4.7%	1,946
Washington - NoVA - MD	17	8,015	7,071	14.8%	1,423	17	8,015	7,048	14.3%	1,356
Boston	11	4,129	4,129	6.9%	1,274	11	4,129	4,129	6.5%	1,226
Philadelphia	7	3,888	3,809	7.1%	1,474	7	3,888	3,664	6.5%	1,424

Northeast Total	59	18,151	17,128	33.5%	1,457	61	18,151	16,742	32.0%	1,407

Miami	5	2,480	2,469	6.6%	1,804	6	2,471	2,359	5.7%	1,722
Palm Beach - Fort Lauderdale	3	1,076	1,076	1.0%	937	4	1,265	1,265	1.2%	917
Orlando	7	2,315	2,315	2.2%	867	8	2,836	2,774	2.7%	825
Tampa	5	1,455	1,388	1.5%	834	6	1,755	1,688	1.8%	820
Jacksonville	4	1,643	1,643	1.8%	907	4	1,643	1,643	1.6%	864

Florida Total	24	8,969	8,891	13.1%	1,152	28	9,970	9,729	13.0%	1,067
Houston	5	2,237	2,168	1.9%	805	7	2,835	2,376	2.1%	761
Denver	8	2,177	2,104	3.3%	1,065	9	2,553	1,991	3.0%	964
Phoenix	11	2,897	2,597	2.5%	793	17	4,419	3,911	3.5%	680
Dallas - Fort Worth	1	368	368	0.4%	881	2	569	569	0.5%	801
Atlanta	5	1,295	1,125	1.6%	1,030	5	1,295	1,125	1.4%	975

Sunbelt Total	54	17,943	17,253	22.8%	1,034	68	21,641	19,701	23.5%	928

Chicago	13	3,993	3,929	6.9%	1,315	15	4,633	4,472	8.1%	1,237

Total Target Markets	166	50,315	47,616	85.4%	1,348	180	54,561	50,096	84.7%	1,244

Other
Baltimore	5	1,180	1,066	1.8%	1,235	5	1,180	993	1.7%	1,217
Inland Empire	2	376	376	0.4%	804	2	376	376	0.4%	777
Michigan	3	3,306	3,306	2.6%	728	3	3,303	3,303	2.4%	699
Minneapolis	2	732	651	1.5%	1,768	2	732	651	1.6%	1,817
Nashville	4	1,114	1,114	1.5%	1,017	4	1,114	861	1.1%	979
Non-Target Florida	4	906	906	1.0%	815	9	2,004	2,004	1.8%	731
Norfolk - Richmond	6	1,643	1,564	2.6%	1,088	6	1,643	1,551	2.6%	1,070
Providence RI	2	708	708	1.1%	1,203	2	708	708	0.9%	1,192
Other Markets	2	2,140	2,141	2.1%	727	5	3,024	2,867	2.8%	789

Total Other	30	12,105	11,832	14.6%	942	38	14,084	13,314	15.3%	907

Grand Total	196	62,420	59,448	100.0%	$1,263	218	68,645	63,410	100.0%	$1,171

[1]	Prior to first quarter 2012, this and other Supplemental Schedules presented Average Rental Rates, which are based on average rents after concessions and vacancy loss, but do not include other property income such as tenant utility reimbursements, and fees such as parking and storage. Beginning in first quarter 2012, Aimco will report Average Revenue per Unit in this and other Supplemental Schedules in order to allow for more meaningful comparisons to many of its apartment REIT peers. First quarter 2012 and 2011 total Conventional Property Average Revenue per Unit above of $1,263 and $1,171 compare to Average Rental Rates for the periods of $1,147 and $1,056, respectively.

22

Supplemental Schedule 7(b)

Total Conventional Portfolio Data by Market

Fourth Quarter 2011 Market Information

(unaudited)

Aimco’s portfolio strategy focuses on B/B+ quality apartment communities located in the largest U.S. markets as measured by total apartment value. Aimco measures Conventional Property asset quality based on average rents compared to local market average rents as reported by REIS, with A-quality assets earning rents greater than 125% of local market average, B-quality assets earning rents 90% to 125% of local market average and C-quality assets earning rents less than 90% of local market average. Aimco’s geographic allocation strategy focuses on the largest U.S. markets, with market quality measured in part based on long-term growth characteristics.

The following schedule illustrates Aimco’s Conventional Property portfolio quality and market growth projections based on 4Q 2011 data, which is the most recent period for which third-party data is available.

	Quarter Ended December 31, 2011
	Properties	Units	Effective Units	% AIV NOI	Average Rent per Effective Unit [1]	Market Rent [2]	Percentage of Market Rent Average	2012 - 2014 Projected Revenue Growth [3]
Target Markets
Los Angeles	14	4,645	3,993	10.4%	$1,920	$1,366	140.5%	4.7%
Orange County	4	1,213	1,143	3.0%	1,592	1,499	106.2%	5.6%
San Diego	10	2,286	2,145	4.8%	1,289	1,328	97.1%	3.6%

Southern CA Total	28	8,144	7,281	18.2%	1,663	1,377	120.7%	4.6%

East Bay	2	413	353	0.7%	1,338	1,310	102.2%	6.0%
San Francisco	7	1,208	1,208	2.0%	1,613	1,865	86.5%	4.6%
San Jose	1	224	224	0.7%	1,595	1,533	104.0%	3.6%

Northern CA Total	10	1,845	1,785	3.4%	1,538	1,650	93.2%	4.8%

Seattle	2	239	200	0.5%	1,446	1,002	144.3%	4.8%

Pacific Total	40	10,228	9,266	22.1%	1,636	1,410	116.0%	4.6%

Manhattan	22	957	957	2.6%	2,487	2,876	86.5%	5.3%
Suburban New York - New Jersey	2	1,162	944	2.0%	1,279	1,492	85.7%	4.5%

New York Total	24	2,119	1,901	4.6%	1,892	2,117	89.4%	5.0%

Washington - NoVA - MD	17	8,015	7,071	14.5%	1,287	1,440	89.4%	4.4%
Boston	11	4,129	4,129	7.3%	1,197	1,686	71.0%	4.3%
Philadelphia	7	3,888	3,664	7.5%	1,294	1,026	126.1%	4.0%

Northeast Total	59	18,151	16,765	33.9%	1,337	1,490	89.8%	4.4%

Miami	5	2,474	2,463	6.5%	1,598	1,042	153.4%	4.5%
Palm Beach - Fort Lauderdale	3	1,076	1,076	1.0%	842	1,063	79.2%	4.2%
Orlando	7	2,315	2,315	2.1%	760	815	93.3%	4.6%
Tampa	6	1,755	1,688	1.7%	727	801	90.8%	4.5%
Jacksonville	4	1,643	1,643	1.8%	786	759	103.6%	4.3%

Florida Total	25	9,263	9,185	13.1%	1,007	892	112.9%	4.4%

Houston	5	2,237	1,873	1.9%	706	745	94.8%	4.3%
Denver	8	2,177	1,775	3.0%	958	835	114.7%	5.3%
Phoenix	12	3,017	2,605	2.7%	679	696	97.6%	5.7%
Dallas - Fort Worth	1	368	368	0.4%	777	771	100.8%	3.6%
Atlanta	5	1,295	1,125	1.5%	911	767	118.8%	5.3%

Sunbelt Total	56	18,357	16,931	22.6%	903	824	109.6%	4.8%

Chicago	13	3,993	3,831	7.2%	1,181	1,013	116.6%	5.2%

Total Target Markets	168	50,729	46,793	85.8%	1,218	1,182	103.1%	4.6%

Other
Baltimore	5	1,180	993	1.7%	1,114	993	112.2%	4.3%
Inland Empire	2	376	376	0.4%	778	1,016	76.6%	5.0%
Michigan	3	3,306	3,306	2.7%	595	780	76.3%	3.9%
Minneapolis	2	732	651	1.7%	1,467	926	158.5%	4.4%
Nashville	4	1,114	865	1.2%	893	724	123.4%	3.8%
Non-Target Florida	4	906	906	1.0%	704	954	73.8%	4.1%
Norfolk - Richmond	6	1,643	1,564	2.5%	960	848	113.2%	4.1%
Providence RI	2	708	708	1.2%	1,091	1,175	92.9%	4.6%
Other Markets	2	2,140	2,142	1.8%	623	658	94.7%	4.4%

Total Other	30	12,105	11,511	14.2%	813	836	97.3%	4.2%

Grand Total	198	62,834	58,304	100.0%	$1,136	$1,112	102.2%	4.6%

[1]	Represents rents after concessions and vacancy loss, divided by Effective Units. Does not include other rental income.
[2]	4Q 2011 per REIS
[3]	Represents the average of annual revenue growth projections published by REIS and Axiometrics, third-party providers of commercial real estate information and analyses.

23

Supplemental Schedule 8

Property Disposition and Acquisition Activity

(dollars in millions, except average revenue) (unaudited)

First Quarter 2012 Dispositions

	Number of Properties	Number of Units	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Property Debt	Net Sales Proceeds [2]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Unit

Conventional [3]	3	908	88%	$69.3	6.0%	$31.9	$31.9	$59.4	$31.3	$753

Affordable	6	577	58%	$20.4	8.4%	$11.7	$8.5	$10.2	$3.8	$604

Total Dispositions	9	1,485	76%	$89.7	6.3%	$43.6	$40.4	$69.6	$35.1	$709

2012 Acquisitions

Aimco acquired noncontrolling limited partnership interests in seven consolidated real estate partnerships that own 13 properties with average revenues per unit of $975 and in which Aimco affiliates serve as general partner for a total cost of $38.5 million. The gross estimated fair value of the real estate corresponding to the interests Aimco acquired totaled $123.6 million.

During the first quarter, Aimco acquired a 488-unit property located in Phoenix, Arizona for $72.3 million ($68.8 million contract price), which included Aimco’s assumption of nonrecourse property debt with a fair value of $33.3 million ($29.1 million outstanding principal), a 3.41% effective interest rate (5.55% contractual), and a 2019 maturity. The property’s revenue per unit is $1,110, and its average rents are approximatley 47% in excess of local market averages.

Notes

[1]	NOI Cap Rate is calculated based on Aimco’s share of the the trailing twelve month NOI prior to sale, less a 3.0% management fee, divided by the gross proceeds, which excludes prepayment penalties associated with the related property debt.
[2]	Net Sales Proceeds are after repayment of existing debt, net working capital settlements, payment of transaction costs and debt prepayment penalties.
[3]	Year-to-date, Aimco has disposed of Conventional Properties in the following markets:

Market	Properties	Units
Target:
Tampa	1	300
Phoenix	2	608

Total Target	3	908

Total Sales	3	908

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Supplemental Schedule 9

Capital Additions

(in thousands, except per unit data) (unaudited)

All capital additions are classified as either Capital Replacements (“CR”), Capital Improvements (“CI”), Redevelopment or Casualties. Non-Redevelopment and non-Casualty capital additions are apportioned between CR and CI based on the useful life of the capital item under consideration and the period over which Aimco has owned the property (i.e., the portion that was consumed during Aimco’s ownership of the item represents CR; the portion of the item that was consumed prior to Aimco’s ownership represents CI). See the Glossary for further descriptions.

Amounts below represent actual additions related to residential properties that are owned and managed by Aimco at the end of the period. These amounts include consolidated and unconsolidated properties and are not adjusted for Aimco’s ownership interest in such properties. Amounts do not include capital additions related to:

- properties sold during the period or properties held for sale at the end of the period;

- properties that are not multi-family such as commercial properties or fitness facilities; and

- properties that Aimco owns but does not manage.

See the Glossary for a reconciliation of these amounts to GAAP capital additions.

	Actual Additions Three Months Ended March 31, 2012
	Conventional	Affordable	Total
Capital Additions
Capital Replacements
Buildings and grounds	$6,785	$1,414	$8,199
Turnover capital additions	4,475	920	5,395
Capitalized site payroll and indirect costs	1,120	80	1,200

Total Capital Replacements	12,380	2,414	14,794
Capital Improvements	15,661	527	16,188
Redevelopment	15,667	-	15,667
Casualty	1,629	165	1,794

Total Capital Additions	$45,337	$3,106	$48,443

Capital Replacements and Improvements per Unit
Total units	60,598	15,765	76,363

Total Capital Replacements per unit	$204	$153	$194
Capital Improvements per unit	258	33	212

Total Capital Replacements and Improvements per unit	$462	$186	$406

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Supplemental Schedule 10

Summary of Redevelopment Activity

Three Months Ended March 31, 2012

(dollars in millions)

(unaudited)

				Schedule				Average Rents
	Total Number of Units	Total Project Cost	Inception-to-Date Investment [1]	Construction Start	Initial Occupancy	Construction Complete	Stabilized/ Restabilized Operations	Pre- Redevelopment [2]	Stabilized [3]	Occupancy [4]
Held for Redevelopment
Lincoln Place, Venice, CA	696	In planning	$177.7	In planning	In planning	In planning	In planning	n/a	In planning	Vacant
The Preserve at Marin, Corte Madera, CA	126	In planning	46.1	In planning	In planning	In planning	In planning	n/a	In planning	Vacant

Subtotal	822		$223.8

Under Redevelopment
Flamingo South Beach, Miami, FL	1,127	$3.7	$1.1	3Q 2011	n/a - exterior only	4Q 2012	1Q 2013	$1,770	$1,800	97.0%
Pacific Bay Vistas, San Bruno, CA	308	94.1	42.6	4Q 2011	3Q 2012	2Q 2013	3Q 2013	n/a	$2,200	Vacant
The Palazzo at Park La Brea, Los Angeles, CA [5]	521	15.3	0.4	1Q 2012	3Q 2012	3Q 2014	4Q 2014	$2,861	$3,171	95.2%
Plantation Gardens, Plantation, FL	372	6.0	3.2	3Q 2011	2Q 2012	2Q 2012	3Q 2012	$892	$977	69.4%

Subtotal	2,328	$119.1	$47.3

Grand Total	3,150	$119.1	$271.1

Actual Investment
First Quarter 2012
Held for Redevelopment	$10.8
Under Redevelopment	4.6
Other Redevelopment [6]	0.3

Total	$15.7

[1]	Lincoln Place and Pacific Bay Vistas amounts are net of 4Q 2008 impairment losses of $85.4 million and $5.7 million, respectively.

[2]	Average rents for the quarter preceding redevelopment start.

[3]	Rents based on market rents for comparable product for the quarter preceding redevelopment start. Does not include future market rent growth.

[4]	Represents average daily occupancy during the quarter except as it relates to vacant or previously vacant properties, in which case quarter-end physical occupancy is reported.

As of March 31, 2012, such vacant or previously vacant properties are: Lincoln Place; The Preserve at Marin; and Pacific Bay Vistas.

[5]	The Palazzo is owned in a joint venture in which Aimco has an approximate 53% interest. Aimco’s share of this $15.3 million investment is $8.1 million.

[6]	Amount represents capitalizable costs associated with projects in our redevelopment pipeline that are not listed above. Anticipated 2012 redevelopment starts not listed above include: 2900 on First, Seattle, WA; Elm Creek, Elmhurst, IL; Park Towne, Philadelphia, PA; The Sterling, Philadelphia, PA.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL and OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definition and calculation of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

ACQUISITION PROPERTIES: Properties acquired since January 1, 2011.

ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense less (i) prepayment penalties and amortization of deferred financing costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding only Aimco property debt.

AFFORDABLE PROPERTIES: Affordable Properties benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credit equity, or rental assistance payments to the property owners. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually.

AIMCO OPERATING PARTNERSHIP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 94% of the common partnership units of the Aimco Operating Partnership.

AIMCO PROPORTIONATE FINANCIAL INFORMATION: Non-GAAP measures representing Aimco’s share of financial information discussed in this Earnings Release and Supplemental Information. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes noncontrolling interests in consolidated real estate partnerships. Proportionate reporting benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets and liabilities attributable only to Aimco stockholders. Aimco also refers to this measure as “Aimco’s Share” of financial information. See Supplemental Schedules 1, 3 and 4 for reconciliation of Aimco’s proportionate share of financial results to Aimco’s consolidated financial statements.

CAPITAL ADDITIONS DEFINITIONS AND RECONCILIATION

CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO.

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CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado or flood.

Supplemental Schedule 9 contains capital additions information related to (1) residential properties that Aimco owns and manages at the end of the period, (2) properties that are consolidated in Aimco’s GAAP financial statements, and (3) properties that are accounted for under the equity method of accounting in Aimco’s GAAP financial statements. Amounts do not include capital additions related to:

- consolidated properties sold during the period or classified as held for sale at the end of the period;

- consolidated properties that are not multi-family such as commercial properties or fitness facilities; or

- consolidated properties that Aimco owns but does not manage.

Aimco believes the capital addition detail provided in Supplemental Schedule 9 provides an enhanced understanding of capital additions related to our primary business of owning and operating apartment communities. A reconciliation of capital additions presented on Supplemental Schedule 9 to Aimco’s consolidated GAAP information is presented below.

(in thousands) (unaudited)	Three Months Ended March 31, 2012
Capital Additions per Schedule 9	$48,443

Capital additions related to:

Unconsolidated real estate partnerships	(115)
Consolidated sold and held for sale properties	160
Consolidated properties Aimco owns but does not manage	7

Consolidated capital additions	$48,495

CONVENTIONAL PROPERTIES: Conventional Properties represent Aimco’s portfolio of market-rate apartment communities. Aimco focuses on owning and operating apartment communities with rents that are 100% to 125% of local market average rents and concentrates its investment in the largest apartment markets in the United States, as measured by apartment value.

DEBT TO EBITDA RATIO: The ratio of (a) Aimco’s proportionate share of debt net of Aimco’s proportionate share of cash and restricted cash, and Aimco’s investment in the subordinated tranches in a securitization trust holding only Aimco property debt to (b) EBITDA.

DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco’s proportionate share of debt net of Aimco’s proportionate share of cash and restricted cash, and Aimco’s investment in the subordinated tranches in a securitization trust holding only Aimco property debt, plus Aimco’s preferred stock and the preferred units of the Aimco Operating Partnership to (b) EBITDA.

DEBT SERVICE COVERAGE RATIO: As defined in Aimco’s credit agreement, the ratio of (a) Earnings Before Interest, Taxes, Depreciation and Amortization (Compliance EBITDA), reduced by certain capital expenditure reserves, to (b) debt service, which represents the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs) and (ii) debt amortization, for the four fiscal quarters preceding the date of calculation.

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EFFECTIVE UNITS: The number of actual property units multiplied by Aimco’s ownership interest in the property as of the end of the current period. Effective Units may be used to analyze Aimco’s proportionate financial measures on a per-unit basis.

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA): EBITDA is the numerator used in Aimco’s calculation of EBITDA Coverage of Interest Ratio and EBITDA Coverage of Preferred Dividends and Interest Ratio. EBITDA is computed by adding to Aimco’s Pro forma FFO (a) Aimco’s proportionate share of interest expense, taxes, depreciation and amortization related to non-real estate assets, non-cash stock compensation expense and (b) Preferred Dividends.

EBITDA COVERAGE OF INTEREST RATIO: The ratio of (a) EBITDA to (b) Adjusted Interest Expense . Aimco’s management uses this ratio as one measure of leverage.

EBITDA COVERAGE OF INTEREST AND PREFERRED DIVIDENDS RATIO: The ratio of (a) EBITDA to (b) the sum of Adjusted Interest Expense and Preferred Dividends. Aimco’s management uses this ratio as one measure of leverage.

FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) Compliance EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation.

FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT’s April 1, 2002 White Paper as well as the October 2011 definitional change discussed in the Earnings Release.

In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco’s operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance. AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests).

FFO, Pro forma FFO and AFFO are helpful to investors in understanding Aimco’s performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. There can be no assurance that Aimco’s method for computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts. Net income (loss) attributable to Aimco common stockholders as determined in accordance with GAAP is reconciled to FFO and Pro forma FFO as presented on Supplemental Schedule 1 and reconciled to AFFO on the following page.

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Reconciliation of GAAP Earnings to Funds From Operations Amounts

	Three Months Ended
	March 31,
	2012	2011
(in thousands) (unaudited)

Net loss attributable to Aimco common stockholders	$(10,609)	$(31,773)
Adjustments:
Depreciation and amortization	94,317	93,967
Depreciation and amortization related to non-real estate assets	(3,288)	(3,174)
Depreciation of rental property related to noncontrolling partners and unconsolidated entities	(6,277)	(8,108)
Gain on dispositions of unconsolidated real estate and other, net of noncontrolling partners' interest	(13)	(120)
Provision for impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	5,511	-
Impairment losses related to depreciable real estate assets held by unconsolidated real estate partnerships, net of noncontrolling partners' interest	111	-
Discontinued operations:
Gain on dispositions of real estate, net of noncontrolling partners' interest	(28,163)	(6,375)
Provision for impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	295	1,474
Depreciation of rental property, net of noncontrolling partners' interest	795	5,850
Income tax expense arising from disposals and impairments, net
Common noncontrolling interests in Aimco Operating Partnership's share of above adjustments	(4,160)	(5,803)
Amounts allocable to participating securities	(140)	(183)

FFO / Pro Forma FFO Attributable to Aimco Common Stockholders - Diluted	$48,379	$45,755

Capital Replacements, net of common noncontrolling interests in Aimco Operating Partnership	(13,296)	(11,506)
Amounts allocable to participating securities	69	66

AFFO Attributable to Aimco Common Stockholders - Diluted	$35,152	$34,315

Weighted average shares - diluted FFO	120,869	117,650
FFO / Pro forma FFO per share (diluted)	$0.40	$0.39
AFFO per share (diluted)	$0.29	$0.29

OTHER AFFORDABLE PROPERTIES: Affordable Properties that do not meet the Same Store Property definition because they are not managed by Aimco and/or Aimco’s ownership interest is less than 10%.

OTHER CONVENTIONAL PROPERTIES: Conventional Properties that have significant rent control restrictions, university housing properties, non-multi-family such as commercial properties or fitness facilities and properties that had not reached and maintained a stabilized level of occupancy as of January 1, 2011, often due to a casualty event.

OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to our unconsolidated partnerships, certain other corporate expenses and partnership expenses (partnership level expenses incurred directly or indirectly for services such as audit, tax and legal).

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PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco Operating Partnership Preferred Partnership Units.

PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is considered by many in the real estate industry to be a useful measure for determining the value of real estate. A reconciliation of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts is provided below and on the following page.

Reconciliation of Propertionate Property NOI Amounts in Supplemental Schedule 1(a) to Proportionate Property NOI Amounts Included in Aimco's Earnings Release and Supplemental Schedule 6(a)

First Quarter 2012 Compared to First Quarter 2011

(in thousands) (unaudited)

	Three Months Ended March 31, 2012				Three Months Ended March 31, 2011
	Proportionate Amount	Properties Owned but Not Managed	Ownership Adjustments	Proportionate Property Amount	Proportionate Amount	Properties Owned but Not Managed	Ownership Adjustments	Proportionate Property Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$191,728	$-	$1,555	$193,283	$180,352	$-	$5,224	$185,576
Affordable Same Store	30,922	-	-	30,922	30,037	-	-	30,037

Total Same Store	222,650	-	1,555	224,205	210,389	-	5,224	215,613
Other Conventional	16,247	(1,202)	-	15,045	16,279	(1,198)	136	15,217
Other Affordable	1,895	(1,895)	-	-	2,731	(2,731)	-	-

Total rental and other property revenues	240,792	(3,097)	1,555	239,250	229,399	(3,929)	5,360	230,830
Property operating expenses
Conventional Same Store	67,762	-	911	68,673	66,579	-	2,375	68,954
Affordable Same Store	12,853	-	141	12,994	12,319	-	107	12,426

Total Same Store	80,615	-	1,052	81,667	78,898	-	2,482	81,380
Other Conventional	8,613	(787)	-	7,826	8,451	(769)	(188)	7,494
Other Affordable	978	(978)	-	-	1,654	(1,654)	-	-

Total property operating expenses	90,206	(1,765)	1,052	89,493	89,003	(2,423)	2,294	88,874

Property NOI:
Conventional Same Store	123,966	-	644	124,610	113,773	-	2,849	116,622
Affordable Same Store	18,069	-	(141)	17,928	17,718	-	(107)	17,611

Total Same Store	142,035	-	503	142,538	131,491	-	2,742	134,233
Other Conventional	7,634	(415)	-	7,219	7,828	(429)	324	7,723
Other Affordable	917	(917)	-	-	1,077	(1,077)	-	-

Net real estate operations	$150,586	$(1,332)	$503	$149,757	$140,396	$(1,506)	$3,066	$141,956

	% Aimco 1Q 2012 NOI	Revenue	Expenses	NOI
Year-over-Year Change:
Conventional Same Store	83%	4.2%	-0.4%	6.8%
Affordable Same Store	12%	2.9%	4.6%	1.8%

Total Same Store	95%	4.0%	0.4%	6.2%
Other Conventional	5%	-1.1%	4.4%	-6.5%

Net real estate operations	100%	3.6%	0.7%	5.5%

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Reconciliation of GAAP to Supplemental Schedule 6(b) Proportionate Conventional Same Store NOI Amounts

(in thousands) (unaudited)

	Three Months Ended December 31, 2011
	Consolidated Amounts	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$200,806	$-	$(13,577)	$187,229	$3,827	$191,056
Property operating expenses	68,315	-	(4,985)	63,330	2,934	66,264

Property NOI	$132,491	$-	$(8,592)	$123,899	$893	$124,792

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Reconciliation of GAAP to Supplemental Schedule 3 Trailing Twelve Month (TTM) Proportionate NOI Amounts

(in thousands) (unaudited)

	Year Ended December 31, 2011				Y2011 to Y2012	Subtract Three Months Ended March 31, 2011	Add Three Months Ended March 30, 2012

	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Property Classification, Discontinued Operations and GAAP Consolidation Accounting Changes	Proportionate Amount	Proportionate Amount	TTM Proportionate Amount
Rental and other property revenues:
Conventional Same Store properties	$800,269	$-	$(56,987)	$743,282	$(7,563)	$180,352	$191,728	$747,095
Other Conventional properties	59,414	5,744	(136)	65,022	-	16,279	16,247	64,990
Affordable properties	180,046	39,458	(85,546)	133,958	(2,498)	32,768	32,817	131,509

Total rental and other property revenues	1,039,729	45,202	(142,669)	942,262	(10,061)	229,399	240,792	943,594

Property operating expenses:
Conventional Same Store properties	289,241	-	(21,690)	267,551	$(3,043)	66,579	67,762	265,691
Other Conventional properties	29,118	3,345	(77)	32,386	-	8,451	8,613	32,548
Affordable properties	78,620	24,641	(46,598)	56,663	(1,420)	13,973	13,831	55,101

Total property operating expenses	396,979	27,986	(68,365)	356,600	(4,463)	89,003	90,206	353,340

Net operating income:
Conventional Same Store properties	511,028	-	(35,297)	475,731	(4,520)	113,773	123,966	481,404
Other Conventional properties	30,296	2,399	(59)	32,636	-	7,828	7,634	32,442
Affordable properties	101,426	14,817	(38,948)	77,295	(1,078)	18,795	18,986	76,408

Total rental and other property revenues	$642,750	$17,216	$(74,304)	$585,662	$(5,598)	$140,396	$150,586	$590,254

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REDEVELOPMENT PROPERTIES: Properties where (1) a substantial number of available units have been vacated for major renovations or (2) occupancy was not stabilized as of January 1, 2011 due to ongoing or completed renovations, such as exteriors, common areas or unit improvements.

SAME STORE PROPERTIES: Same Store properties are those properties (1) that are managed by Aimco, (2) in which Aimco’s ownership exceeds 10%, and (3) that have reached and maintained a stabilized level of occupancy as of January 1, 2011. Same Store properties are classified as either Conventional or Affordable and properties classified in the consolidated financial statements as held for sale are not included in Same Store.

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